Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of April 12, 2021 (the “Effective Date”) at Beaverton, Oregon between DIGIMARC CORPORATION, an Oregon corporation (“Digimarc”) with offices at 9405 SW Gemini Drive, Beaverton, Oregon 97008, and Riley McCormack (“Executive”).

WITNESSETH:

WHEREAS, Executive is currently a member of the Board of Directors of Digimarc; WHEREAS, Digimarc has determined that Executive should succeed its Chief Executive

Officer, Bruce Davis, who is resigning from Digimarc, and wishes to employ Executive in the capacity of Chief Executive Officer;

WHEREAS, Digimarc and Executive wish to memorialize the terms of Executive’s employment in a written agreement; and

WHEREAS, this Agreement shall replace and supersede Executive’s remuneration arrangements pursuant to Digimarc’s Director Compensation Program, which shall cease as of the Effective Date and as described further in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Digimarc.

(b)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

(c)“Section 280G” shall mean Code Section 280G and the Treasury regulations promulgated thereunder or any similar or successor provision.

2.	Period of Employment.

Digimarc agrees to employ Executive, and Executive agrees to be so employed, on the terms and conditions set forth herein for the period beginning on the Effective Date and ending upon the termination of Executive’s employment as set forth herein (“Term”).

3.	Duties and Responsibilities.

(a)Position. Executive will serve as Chief Executive Officer of Digimarc in conformity with general management policies, guidelines and directions issued by the Board of Directors of Digimarc (the “Board”), and shall perform all services appropriate to that position as

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designated from time to time by the Board. Executive will report directly to the Board, and will have general charge and supervision of those functions and such other responsibilities as are customary for his position. As long as Executive serves as Chief Executive Officer, it is the intention of Digimarc that he will continue to be nominated to serve on the Board; provided, however, that the foregoing statement of intent shall in no way derogate from the Board’s right and power to act as it deems appropriate in the future.

(b)Duties. Executive will work exclusively for Digimarc on a full-time basis, devoting all of his time and attention during normal business hours to Digimarc’s business. Executive will perform his duties and responsibilities hereunder diligently, faithfully and loyally in order to facilitate the proper, efficient and successful operation of Digimarc’s business.

(c)Other Activity. Except upon the prior approval of the Board, Executive (during the Term) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Digimarc, that might create a conflict of interest with Digimarc, or that otherwise might interfere with the business of Digimarc or any Affiliate or the performance of Executive’s duties and obligations to Digimarc. So that Digimarc may be aware of the extent of any other demands upon Executive’s time and attention, Executive shall disclose in confidence to Digimarc the nature and scope of any other business activity in which he is or becomes engaged during the Term. Consistent with the foregoing, the Company acknowledges that, based on current circumstances, the Board has approved Executive to engage in the following outside business activities: managing TCM|Strategic and its affiliates. Executive agrees to promptly disclose to the Board any change in circumstances that might create a conflict of interest between the Company and Executive regarding such outside business activities.

4.	Compensation and Benefits.

As compensation for Executive’s services, Executive will receive a cash salary of $1.00 and participate in the Company’s stock-based compensation plan, subject to the terms and conditions set forth in this Agreement. During the Term, Executive shall cease to receive any compensation under the Company’s nonemployee director compensation policy but shall continue to vest in any awards previously granted to him as a Director, in accordance with and subject to the applicable award agreement(s) and plan documents.

(a)	Salary. During the Term, Executive will be paid an annual base salary of

$1.00 per year. All compensation and comparable payments to be paid to Executive under this Agreement shall be less withholdings required by law.

(b)Equity Compensation. The Company shall cause to be granted to Executive restricted shares of the Company’s stock having a fair value of $250,000 on the date of grant, vesting in four quarterly tranches over the one-year period following the date of grant and subject to such other terms and conditions as set forth in the Digimarc Corporation 2018 Incentive Plan, including the provisions on tax withholding therein.

(c)Flexible Time Off. Executive will be entitled to flexible time off consistent with that generally provided to other executives of Digimarc.

(d)Reimbursement of Expenses. The Company will reimburse Executive in accordance with the policies and procedures of the Company, for all reasonable travelling, entertaining and other similar out of pocket expenses which Executive may incur wholly and necessarily in the performance of his duties, provided that Executive submits adequate documentation of such expenses as the Company may require; and further, provided, however, for the avoidance of doubt, that Executive shall not be entitled to reimbursement of commuting costs or local housing costs associated with his performance of his duties. Reimbursement of expenses may be reportable to any appropriate tax authority and, in that event, it will be Executive’s responsibility to claim any tax relief and supply additional information that may be required. Any expense reimbursements shall be made within 60 days after submission of proper documentation by Executive (but in no event later than December 31 of the year following the year in which Executive incurs the related expense). Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.

(e)Other Benefits. Except as specifically provided elsewhere in this Agreement, Digimarc will provide Executive with the same health, disability, retirement, death and other fringe benefits as are generally provided to other executives of Digimarc. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as it may be amended from time to time. Digimarc reserves the ability, in its sole discretion, to adjust Executive’s benefits under this Agreement provided that such adjustments generally apply to all executive officers.

5.	Termination.

(a)Digimarc may terminate Executive’s employment under this Agreement at any time, with or without cause, upon written notice to Executive.

(b)Executive may terminate his employment under this Agreement at any time upon thirty (30) days’ prior written notice to Digimarc.

6.	Effects of Termination.

(a)If Executive’s employment ends for any reason, all Digimarc obligations under this Agreement will end except for reimbursement of properly authorized business expenses incurred by Executive prior to termination and the Company’s obligation to grant stock pursuant to Section 4(b) for the calendar quarter in which Executive’s employment ends.

7.	Excise Taxes.

(a)Notwithstanding any other provision of this Agreement, in the event that Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options) under this Agreement or under any other plan, agreement or arrangement with Digimarc, any person whose actions result in any change described in Code Section 280G(b)(2)(A)(i) or any person affiliated with Digimarc or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G and Digimarc receives confirmation from an independent accounting firm or independent tax counsel appointed by Digimarc (the “Tax Advisor”) that, but for this Section 7, any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), then the Company shall pay to Executive either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining the after-tax value of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Executive in respect of the receipt of the Payments and (ii) Executive shall be deemed to pay income taxes at the highest rate of federal income tax and the highest rate or rates of state and local income taxes in the state and locality of Executive’s domicile for income tax purposes for the taxable year in which the Payments will be made, provided that the state and local income tax rate shall be determined assuming that such taxes are fully deductible for federal income tax purposes, and provided further that any phase-out of itemized deductions or other items shall be ignored.

(b)All calculations and determinations under this Section 7, including application and interpretation of the Code and related regulatory, administrative and judicial authorities, shall be made by the Tax Advisor. All determinations made by the Tax Advisor under this Section 7 shall be conclusive and binding on both Digimarc and Executive, and Digimarc shall cause the Tax Advisor to provide its determinations and any supporting calculations with respect to Executive to Digimarc and Executive. Digimarc shall bear all fees and expenses charged by the Tax Advisor in connection with its services. For purposes of making the calculations and determinations under this Section 7, after taking into account the information provided by Digimarc and Executive, the Tax Advisor may make reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. Digimarc and Executive shall furnish the Tax Advisor with such information and documents as the Tax Advisor may reasonably request to assist the Tax Advisor in making calculations and determinations under this Section 7.

(c)In the event that Section 7(a) above applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Code Section 409A.

8.	Termination Obligations.

(a)Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to Digimarc and shall be returned promptly to Digimarc at the end of the Term.

(b)All benefits to which Executive is otherwise entitled shall cease upon Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Digimarc.

(c)Effective at the end of the Term, Executive shall be deemed to have resigned from all offices and directorships then held with Digimarc or any Affiliate; provided, however, that Executive may, at his election, continue to serve as a Director of the Board.

(d)The representations and warranties contained in this Agreement and Executive’s obligations under this Section 8 on Termination Obligations and Section 9 of this Agreement on Proprietary Information shall survive the termination of this Agreement.

(e)Following any termination of this Agreement, Executive shall fully cooperate with Digimarc in all matters relating to the winding up of pending work on behalf of Digimarc and the orderly transfer of work to other executives of Digimarc. Executive shall also cooperate in the defense of any action brought by any third party against Digimarc that relates in any way to Executive’s acts or omissions while employed by Digimarc.

(f)Prior to beginning any employment within two (2) years following the end of the Term, Executive shall first provide Digimarc with the name and address of his prospective employer so that Digimarc may provide the new employer with a copy of this Agreement.

9.	Proprietary Information and Covenant Not to Compete.

(a)Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Digimarc, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Digimarc in the course of his or her employment or otherwise produced or acquired by or on behalf of Digimarc. All Proprietary Information not generally known outside of Digimarc’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and

(iv) employee personnel files and compensation information. Executive should consult any Digimarc procedures instituted to identify and protect certain types of Confidential Information, which are considered by Digimarc to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

(b)General Restrictions on Use. During the Term, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Digimarc and as is necessary to carry out his responsibilities under this Agreement. Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Digimarc. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Digimarc. Nothing in this Agreement shall have the purpose or effect of preventing Executive from disclosing or discussing conduct that constitutes discrimination prohibited by Oregon Revised Statutes 659A.030, including conduct that constitutes sexual assault, or that is prohibited by Oregon Revised Statutes 659A.082 or 659A.112

(c)Location and Reproduction. Executive shall maintain at his work station and/or any other place under his control only such Confidential Information as he has a current “need to know.” Executive shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Executive shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need for reproduction.

(d)Prior Actions and Knowledge. Executive represents and warrants that from the time of his first contact with Digimarc, he has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside of Digimarc, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

(e)Third-Party Information. Executive acknowledges that Digimarc has received and in the future will receive from third parties their confidential information subject to a duty on Digimarc’s part to maintain the confidentiality of this information and to use it only for certain limited purposes. Executive agrees that he owes Digimarc and these third parties, during the Term and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with Digimarc’s agreement with third parties.

(f)No Competition. In the interest of preventing the use or disclosure of Confidential Information in breach of the preceding subsections, Executive shall not, during the Term and for a period one (1) year thereafter, perform work for any of Digimarc’s business competitors whether as an employee or as a consultant, and shall not serve as a director, partner, agent or shareholder of such competitor (except that Executive may hold less than 5% of the outstanding stock of any public company for investment purposes).

(g)Misuse of Confidential Information. Executive agrees that, during the Term and for a period one (1) year thereafter, he shall not, directly or indirectly, (i) divert or attempt to divert from Digimarc (or any Affiliate) any business of any kind in which it is engaged; or (ii) employ or recommend for employment any person employed by Digimarc (or any Affiliate), unless Executive can prove that any action taken in contravention of this subsection was done without the use in any way of Confidential Information.

(h)Interference with Business. In order to avoid disruption of Digimarc’s business, Executive agrees that during the Term and for a period one (1) year thereafter, he shall not, directly or indirectly, (i) solicit any customer of Digimarc (or any Affiliate) known to Executive during the Term to have been a customer to do business with anyone other than Digimarc; or (ii) solicit for employment any person employed by Digimarc (or any Affiliate).

(i)Parallel Obligations. Executive’s obligations in this Section 9 are not exclusive and the Parties acknowledge that Executive is simultaneously executing a Non- Disclosure, Non-Competition, and Invention Assignment Agreement of even date herewith (the “NDA”). This Agreement and the NDA should be construed together, but in the event of a conflict, the terms of this Agreement shall control.

10.	Section 409A.

Digimarc makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to Digimarc or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against Digimarc and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Executive's employment are intended to mean Executive's "separation from service," within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if Executive is a "specified employee," within the meaning of Code

Section 409A(a)(2)(B)(i), at the time of his "separation from service," within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive's "separation from service," shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive's death, Executive's estate) in a lump sum on the first business day following the date that is six months after Executive's separation from service. Moreover, the parties intend that this Agreement be deemed to be amended to the extent necessary to comply with the requirements of Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A, while preserving to the maximum extent possible the essential economics of Executive's rights under the Agreement.

11.	Notices.

Any notice to be given hereunder by Digimarc to Executive will be deemed to be given if delivered to Executive in person, or if mailed to Executive, by certified mail, postage prepaid,

return receipt requested, at his address last shown on the records of Digimarc. Any notice to be given by Executive to Digimarc will be deemed to be given if delivered in person or by mail, postage prepaid, return receipt requested to the Chief Financial Officer at Digimarc’s principal executive office, unless Executive or Digimarc will have duly notified the other party in writing of a change of address. If mailed, notice will be deemed to have been given when deposited in the mail as set forth above.

12.	Amendments.

This Agreement will not be modified or discharged, in whole or in part, except by an agreement in writing signed by an executive officer of Digimarc other than Executive on the one hand, and Executive on the other hand.

13.	Entire Agreement.

This Agreement, together with any and all other written agreement(s) made contemporaneously herewith and applicable incentive and benefits plans of Digimarc, constitute the entire agreement between the parties with respect to Executive’s employment by Digimarc from and after the Effective Date. The parties are not relying on any other representation or understanding with respect thereto, express or implied, oral or written. As of the Effective Date, this Agreement, as supplemented by such contemporaneous agreement(s), supersedes any prior agreement, written or oral, of Digimarc with respect to Executive’s employment; for the avoidance of doubt, Executive’s obligations of confidentiality as a Director and his rights to indemnification as a Director are unaffected by this Agreement.

14.	Captions.

The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions of this Agreement.

15.	Binding Effect.

The rights and obligations of Digimarc hereunder will inure to the benefit of, and will be binding upon, Digimarc and its respective successors and assigns, and the rights and obligations of Executive hereunder will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and estate. All references in this Agreement to “Digimarc” will be deemed to include its successors and assigns.

16.	Severable Provisions.

If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

17.	Governing Law.

This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Florida.

18.	Interpretation.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

19.	Employee Acknowledgement.

Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of April 12, 2021.

DIGIMARC CORPORATIONEXECUTIVE

/s/ Robert Chamness     /s/ Riley McCormack

By: Robert P. Chamness    Riley McCormack

Its: EVP, Chief Legal Officer & Secretary